SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. ________)*


CYTOCLONAL PHARMACEUTICS INC.
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(Name of Issuer)

COMMON STOCK
------------------------------
(Title of Class of Securities)

23282G105
--------------
(CUSIP Number)

Andrea Kramer, c/o Roan Meyers Associates, L.P.,
17 State Street, 19th Floor, New York, NY 10004
(212) 742-4200
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(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 28, 2000
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(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and
is filing this schedule because of   240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following box. []

CUSIP No...................................
	23282G105
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 1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

 	Bruce Meyers SS####-##-####
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 2. Check the Appropriate Box if a Member of a Group (See Instructions)


 (a) N/A
 (b) N/A

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 3. SEC Use Only
 .......................................................................

 4. Source of Funds (See Instructions)
 .......................................................................
	PF (Long-term investment)
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 5. Check if Disclosure of Legal Proceedings Is Required Pursuant to
Items 2(d) or 2(e) ...............

	N/A
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 6.Citizenship or Place of Organization
 .......................................................................

	USA
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Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7. Sole Voting Power
 .......................................................................
	1,965,248 shares Common stock, which number includes: 26,620 shares Preferred stock convertible into Common stock on a share-for-share basis, 25,326 Underwriter Purchase Options which may be converted to Common stock on a four-for-one basis with payment to Issuer, and 41,847 non-public "E" Warrants convertible into Common stock on a one-for-one basis with payment to Issuer.

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8. Shared Voting Power
 .......................................................................
	401,012 shares Common stock, which number includes 57,300 shares Common stock owned by the Joseph, Rita and Bruce Meyers Foundation for Life Inc., and securities held by Roan/Meyers Associates, L.P., a securities broker-dealer of which Bruce Meyers is General Partner.
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9. Sole Dispositive
Power..................................................................
	1,965,248 (See Item 7, above.)
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10. Shared Dispositive Power
 .......................................................................
	401,012 (See Item 8, above.)
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 11. Aggregate Amount Beneficially Owned by Each Reporting Person
	1,965,248

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 12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) ...........
	N/A
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 13. Percent of Class Represented by Amount in Row (11)
 ............................................................
	12.6
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14. Type of Reporting Person (See Instructions)
	IN
 .......................................................................

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



May 11, 2000
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 Date


Bruce Meyers
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 Signature


Bruce Meyers
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 Name/Title


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)